Daktronics, Inc. Announces Second Quarter Fiscal 2016 Results

Brookings, S.D. – November 24, 2015 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2016 second quarter net sales of $157.7 million, operating income of $5.6 million, and net income of $3.2 million, or $0.07 per diluted share, compared to net sales of $173.1 million, operating income of $12.2 million, and net income of $7.7 million, or $0.18 per diluted share, for the second quarter of fiscal 2015.  Fiscal 2016 second quarter orders were $135.6 million, compared to $149.1 million for the second quarter of fiscal 2015. Backlog at the end of the fiscal 2016 second quarter was $184.2 million, compared with a backlog of $146.1 million a year earlier and $205.5 million at the end of the first quarter of fiscal 2016.

Net sales, operating income, net income, and earnings per share for the six months ended October 31, 2015, were $307.9 million, $11.7 million, $6.9 million, and $0.16 per diluted share, respectively. This compares to $339.7 million, $25.9 million, $16.5 million, and $0.38 per diluted share, respectively, for the same period in fiscal 2015. Fiscal 2016 is a 52-week year, and fiscal 2015 was a 53-week year. The extra week of fiscal 2015 fell within the first quarter, resulting in a 26-week versus a 27-week year-to-date comparison.

Free cash flow, defined as cash provided from or used in operating activities less capital expenditures, was a negative $19.6 million for the first six months of fiscal 2016, as compared to a positive free cash flow of $27.6 million for the same period of fiscal 2015. Net investment in property and equipment was $10.4 million for the first six months of fiscal 2016, as compared to $8.7 million for the first six months of fiscal 2015. Cash and marketable securities at the end of the second quarter of fiscal 2016 were $52.6 million, which compares to $83.7 million at the end of the second quarter of fiscal 2015 and $83.1 million at the end of fiscal 2015.

Overall order bookings decreased 9.1 percent in the second quarter of fiscal 2016 as compared to the second quarter of fiscal 2015. Variability in the timing of orders from the awards of large projects and from large accounts is inherent in our business. Live Events orders increased due to notable awards from the Miami Dolphins, the University of Mississippi, and Las Vegas Arena. Transportation business unit orders also increased with a notable project award from the New York City Metropolitan Transit Authority. Commercial on-premise orders increased with demand in petroleum market applications. Variability of timing of large orders caused the decrease in orders in the International business unit and in the billboard and spectacular niches of the Commercial business unit. High School Park and Recreation business unit orders were down due to decreases in standard scoring systems demand and lower average selling prices in video-related orders in the quarter as compared to last year.
Sales decreased by 8.9 percent in the second quarter of fiscal 2016 as compared to the second quarter of fiscal 2015. The Live Events and Commercial business units had the greatest impact on the quarterly sales comparisons. In Live Events, while we generated revenue on the completion of a record number of center-hung (arena) systems during the quarter, we chose to delay production on some orders in backlog to take advantage of newly released product enhancements. Last year, our production volumes and mix weighed more heavily toward college football and outdoor professional stadiums installations. Commercial sales declined primarily due to the timing variability in the spectaculars niche, which is based on large individual projects, and due to declines in billboard shipments this quarter as compared to last.
Gross profit percentage for the quarter declined primarily due to an additional warranty charge and lower sales margins in our Commercial business unit. During the quarter, we adjusted our warranty reserves by approximately $2 million due to a product issue primarily affecting out-of-home applications. Sales margins in the Commercial business unit also declined during the quarter due to market drivers on pricing. The overall gross profit decline was partially offset by improvements in gross profit percentages in our Live Events business due to a change in mix of business between comparative quarters and the non-recurrence of costs we incurred last year due to capacity constraints.
Operating expenses increased by approximately 4 percent due to higher levels of product design activity to develop new and enhanced solutions for our markets and increased personnel costs.
Free cash flow remained negative at the end of the quarter due to the increased use of cash in operations through the first six months of the fiscal year. Cash outflow from operations included additional inventory of piece part purchases and production of subassemblies for projected future deliveries and cash receipt timing differences in our large project-based business.
Reece Kurtenbach, chairman, president and chief executive officer stated, “Our second quarter profitability was impacted by the timing of the conversion of orders to sales and high warranty costs. Since we could maintain our delivery promises to customers, we chose to delay production during the quarter to take advantage of new designs with enhanced reliability features and expected lower production costs. We also committed resources to evaluate, plan, and execute on improving our customers' experience, which increased warranty expenses as we are committed to being a long-term world-class supplier.
"Our design and development teams continued development through the quarter across various products and technologies including a line of ultra-high resolution indoor products, a new family of outdoor products, and various developments for our global transportation markets.”
Outlook
Reece Kurtenbach added, “Although the financial performance for the first half of the year did not meet our expectations, we remain committed to achieving our financial goals over the long-term. Our backlog and market demand remains strong. Our order pipeline in the International, Live Events, and Transportation business units remains very active. Our order activity in the Commercial and High School Park and Recreation business units tends to be lower during our third quarter; however, we expect to see the typical increases for next spring and summer deliveries.
"Looking longer-term, we remain optimistic about future global sales opportunities and expansion in our business. Digital technology opportunities continue to develop. Our on-premise and out-of-home customers continue to turn to digital messaging solutions to advertise or communicate information to their audiences. Transportation solution customers turn to our displays to effectively communicate information to travelers or manage traffic flow across constrained travel infrastructure. Developers and venue owners in the Live Events, International, and spectacular niches continue to incorporate unique display systems at their facilities to help attract large, sustained audiences.
"To match the projected demand, we continue to focus on developing customer-centric solutions, using our industry knowledge to leverage our development, customer support, manufacturing, and process expertise. Improved profitability and product performance remain the focus of new solutions and enhanced product lines. We continue to drive our key initiatives forward to increase profitability by reducing costs as we improve our processes, products, and systems.”
Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (CST). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2015 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014

Net sales	$157,668	$173,115	$307,889	$339,733
Cost of goods sold	122,155	132,238	236,875	255,453
Gross profit	35,513	40,877	71,014	84,280

Operating expenses:
Selling expense	14,825	14,665	29,089	29,711
General and administrative	8,116	7,820	16,286	15,757
Product design and development	6,975	6,150	13,943	12,953
	29,916	28,635	59,318	58,421
Operating income	5,597	12,242	11,696	25,859

Nonoperating (expense) income:
Interest income	266	275	564	575
Interest expense	(28)	(56)	(90)	(124)
Other (expense) income, net	(231)	(225)	(674)	(397)

Income before income taxes	5,604	12,236	11,496	25,913
Income tax expense	2,436	4,499	4,552	9,431
Net income	$3,168	$7,737	$6,944	$16,482

Weighted average shares outstanding:
Basic	43,934	43,405	43,890	43,350
Diluted	44,113	43,798	44,255	43,926

Earnings per share:
Basic	$0.07	$0.18	$0.16	$0.38
Diluted	$0.07	$0.18	$0.16	$0.38

Cash dividend declared per share	$0.10	$0.10	$0.20	$0.20

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Daktronics Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	October 31, 2015	May 2, 2015
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$27,655	$57,780
Marketable securities	24,935	25,346
Accounts receivable, net	90,938	80,857
Inventories, net	69,441	64,389
Costs and estimated earnings in excess of billings	28,906	35,068
Current maturities of long-term receivables	3,143	3,784
Prepaid expenses and other assets	6,160	6,663
Deferred income taxes	10,452	10,640
Income tax receivables	6,635	5,543
Total current assets	268,265	290,070

Long-term receivables, less current maturities	5,160	6,090
Goodwill	5,371	5,269
Intangibles, net	1,721	1,824
Investment in affiliates and other assets	2,456	2,680
Deferred income taxes	721	702
	15,429	16,565
PROPERTY AND EQUIPMENT:
Land	2,139	2,147
Buildings	64,948	64,186
Machinery and equipment	85,113	80,664
Office furniture and equipment	15,827	15,823
Computer software and hardware	53,618	51,083
Equipment held for rental	803	803
Demonstration equipment	7,543	7,299
Transportation equipment	6,266	6,012
	236,257	228,017
Less accumulated depreciation	161,513	155,173
	74,744	72,844
TOTAL ASSETS	$358,438	$379,479

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Daktronics Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	October 31, 2015	May 2, 2015
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	44,182	52,747
Accrued expenses	25,992	26,063
Warranty obligations	13,486	11,838
Billings in excess of costs and estimated earnings	12,583	23,797
Customer deposits (billed or collected)	13,103	16,828
Deferred revenue (billed or collected)	11,501	9,524
Current portion of other long-term obligations	499	587
Income taxes payable	257	636
Total current liabilities	121,603	142,020

Long-term warranty obligations	14,978	14,643
Long-term deferred revenue (billed or collected)	3,958	3,914
Other long-term obligations, less current maturities	2,229	3,190
Long-term income tax payable	2,934	2,734
Deferred income taxes	1,389	939
Total long-term liabilities	25,488	25,420
TOTAL LIABILITIES	147,091	167,440

SHAREHOLDERS' EQUITY:
Common stock	49,570	48,960
Additional paid-in capital	33,971	32,693
Retained earnings	130,954	132,771
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(3,139)	(2,376)
TOTAL SHAREHOLDERS' EQUITY	211,347	212,039
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$358,438	$379,479

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Daktronics Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Six Months Ended
	October 31, 2015	November 1, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,944	$16,482
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,186	7,377
Amortization	70	124
Amortization of premium/discount on marketable securities	58	91
Gain on sale of property, equipment and other assets	(50)	(1,202)
Share-based compensation	1,503	1,564
Excess tax benefits from share-based compensation	(3)	(31)
Provision for doubtful accounts	209	(136)
Deferred income taxes, net	573	301
Change in operating assets and liabilities	(26,714)	11,764
Net cash (used in) provided by operating activities	(9,224)	36,334

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(10,491)	(12,699)
Proceeds from sale of property, equipment and other assets	105	4,001
Purchases of marketable securities	(13,780)	(6,451)
Proceeds from sales or maturities of marketable securities	14,133	6,316
Acquisitions, net of cash acquired	(1,936)	(5,915)
Net cash used in investing activities	(11,969)	(14,748)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(27)	(229)
Proceeds from exercise of stock options	610	1,010
Excess tax benefits from share-based compensation	3	31
Principal payments on long-term obligations	(16)	(930)
Dividends paid	(8,760)	(8,656)
Net cash used in financing activities	(8,190)	(8,774)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(441)	(431)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(29,824)	12,381

CASH AND CASH EQUIVALENTS:
Beginning of period	57,284	45,054
End of period	$27,460	$57,435

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Daktronics Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Six Months Ended
	October 31, 2015	November 1, 2014	Dollar Change	Percent Change	October 31, 2015	November 1, 2014	Dollar Change	Percent Change
Net Sales:
Commercial	$40,066	$43,928	$(3,862)	(8.8)%	$83,276	$83,710	$(434)	(0.5)%
Live Events	50,761	62,641	$(11,880)	(19.0)%	98,683	138,315	$(39,632)	(28.7)%
High School Park and Recreation	24,253	24,243	$10	—%	43,212	44,354	$(1,142)	(2.6)%
Transportation	13,294	12,015	$1,279	10.6%	27,061	25,328	$1,733	6.8%
International	29,294	30,288	$(994)	(3.3)%	55,657	48,026	$7,631	15.9%
	$157,668	$173,115	$(15,447)	(8.9)%	$307,889	$339,733	$(31,844)	(9.4)%
Orders:
Commercial	$30,203	$44,503	$(14,300)	(32.1)%	$65,160	$86,276	$(21,116)	(24.5)%
Live Events	64,267	46,216	$18,051	39.1%	125,007	103,421	$21,586	20.9%
High School Park and Recreation	12,555	13,520	$(965)	(7.1)%	40,429	43,214	$(2,785)	(6.4)%
Transportation	16,697	12,161	$4,536	37.3%	30,334	23,463	$6,871	29.3%
International	11,873	32,702	$(20,829)	(63.7)%	39,737	53,407	$(13,670)	(25.6)%
	$135,595	$149,102	$(13,507)	(9.1)%	$300,667	$309,781	$(9,114)	(2.9)%

Reconciliation of Free Cash Flow (in thousands) (unaudited)

	Six Months Ended
	October 31, 2015	November 1, 2014
Net cash (used in) provided by operating activities	$(9,224)	$36,334
Purchases of property and equipment	(10,491)	(12,699)
Proceeds from sales of property and equipment	105	4,001
Free cash flow	$(19,610)	$27,636

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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